Exhibit 99.1

Contact:

Name:  Philip Lembo or John Gavin

Phone:  (781) 441-8338

For Immediate Release                                                                                      January 22, 2009

NSTAR Reports Results for Fourth Quarter and Year 2008

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $42.1 million, or $0.39 per common share, for the fourth quarter of 2008, compared to $39.4 million, or $0.37 per share reported for the same period in 2007.  The company also reported earnings of $2.22 per share for the year ended December 31, 2008 compared to $2.07 per share for the same period last year.

Chairman, President and Chief Executive Officer Thomas J. May said, “2008 was a solid year for NSTAR from both an operational and financial perspective.  Our service quality measures for the year were again at high levels as we continue to focus our efforts on excellent system reliability.  Our service quality metrics related to billing, meter reading and call center performance were very positive, exceeding our 2007 results.  In addition, the second phase of our 345kV transmission project was energized in December, four months ahead of schedule and under budget.  This marks the completion of construction of what now is the largest underground 345kV transmission line of its type in the country.  The line will serve to improve the region’s reliability, while also reducing energy costs to customers.”

May added, “I’m also proud of the disciplined cost control implemented by NSTAR employees over the last several years that has helped the company maintain its strong credit profile.  Our healthy credit ratings and positive cash flow have provided NSTAR with uninterrupted access to the credit markets and substantially lowered our borrowing costs during a very volatile period in the financial markets.”

Earnings per share for the fourth quarter of 2008 increased by 2 cents compared to the same period in 2007 despite a 1.6% decline in electric sales.  This increase reflects the positive impact of higher transmission revenues and a decline in interest costs.

2009 Outlook

At this time, the company also reaffirms its 2009 earnings guidance of between $2.33 and $2.43 per share. Factors that are important to this outlook include certain assumptions that have been updated due to the availability of year-end 2008 results. These assumptions are based on normal weather conditions and include the following:

1)	Electric sales are expected to increase by about 1%; gas sales are expected to be flat.
2)	Operations and maintenance expense is expected to decline by about 2% due to cost control efforts across the company throughout the year.
3)	Capital expenditures for 2009 are expected to be approximately $365 million.

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Comparative unaudited results for the fourth quarter and year-end periods were as follows:

Financial Data (in thousands, except per share data)

Three months ended December 31:	2008	2007	% Change
Operating revenues	$813,883	$747,352	8.9%
Net income	$42,122	$39,397	6.9%
Earnings per basic and diluted share	$0.39	$0.37	5.4%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,038	107,106	(0.1)%
Dividends paid per common share	$0.35	$0.325	7.7%

Years ended December 31:	2008	2007	% Change
Operating revenues	$3,345,387	$3,261,784	2.6%
Net income	$237,547	$221,515	7.2%
Earnings per basic and diluted share	$2.22	$2.07	7.2%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,045	107,122	(0.1)%
Dividends paid per common share	$1.40	$1.30	7.7%

More detailed audited financial information will be provided in NSTAR’s Annual Report on Form 10-K that is expected to be filed with the Securities and Exchange Commission on or about February 10, 2009.

Fourth Quarter Conference Call

NSTAR is holding a conference call to discuss its fourth quarter and full year 2008 financial results on Friday, January 23, 2009 at 9:00 a.m. (Eastern Time).  The call is being webcast and can be accessed on NSTAR’s corporate website – www.nstar.com – by selecting “Investor Relations” then “Webcast.”  A replay of the call will be archived on our website in the Investor Relations section under “Financial Information” and then “Webcast Archives.”

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management, and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: adverse financial market conditions including changes in interest rates and the availability and cost of capital; future economic conditions in global markets; changes to prevailing local, state and federal governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets and energy costs, financings, municipalization acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; weather conditions that directly influence the demand

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for electricity and natural gas; impact of continued cost control processes on operating results; ability to maintain current credit ratings; impact of uninsured losses; impact of adverse union contract negotiations; damages from major storms; impact of conservation measures and self-generation by our customers; changes in financial accounting and reporting standards; changes in specific hazardous waste site conditions and the specific cleanup technology; prices and availability of operating supplies; impact of terrorist acts; and impact of service quality performance measures.

Any forward-looking statement speaks only as of the date of this earnings release, and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.  You are advised, however, to consult any further disclosures we make in our filings to the Securities and Exchange Commission.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3.3 billion and assets of $8.3 billion that serves 1.4 million customers in

Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstar.com.

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